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                                                                       EXHIBIT A


                                 PROMISSORY NOTE

$125,000                                                        Tampa, Florida
                                                             December 21, 1999

         FOR VALUE RECEIVED, the undersigned, THE ASHLEY MARIE MUSOLINO IRREVOCABLE TRUST, u/t/d/ 10/6/97 ("Maker"), having its principal business address at 601 South Harbour Island Boulevard, Suite 200, Tampa, Florida 33602, promises to pay to FRANK MUSOLINO ("Holder") at 1623 North Riverhills Drive, Temple Terrace, Florida 33617 or at such other address as Holder may designate in writing to Maker, the principal amount of One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00), together with interest as provided herein.

         Maker shall pay simple interest on the principal amount from time to time outstanding under this Note at the rate of six and one quarter percent (6.25%) per annum.

         Commencing on the twentieth day of December, 1999 and on the twentieth day of each December thereafter, through and including December 20, 2004, Maker shall make a payment of interest in the amount of Seven Thousand Eight Hundred Twelve and 50/100 Dollars ($7,812.50). Payment of all principal shall be due on December 20, 2004. Payments will be made in such coin or currency of the United States as shall be legal tender for the payment of public and private debt. Payments will be applied first to accrued interest and then to principal.

         Maker may prepay all or any portion of this Note without premium or penalty. Any prepayment will be applied to principal in the order of maturity. If any installment of principal or interest hereunder is not paid within 15 days of the date when due, Maker shall pay a late fee equal to five percent (5%) of any such payment.

         This Note is intended to be without recourse to the Trustee of Maker or any asset of the Trustee, and may only be satisfied from the assets of Maker, and the Trustee of Maker shall have no personal liability hereunder.

         The nonpayment of any principal or interest under this Note within 15 days after delivery of written notice to Maker that it is due and payable and not yet paid constitutes a Default hereunder. Upon the occurrence of a Default, the Holder may declare the entire amount of this Note immediately due and payable without demand, notice, or presentment and may exercise any other remedy under applicable law.

         Maker shall pay all costs of collection of this Note, including without limitation, all reasonable attorneys' fees incurred by Holder in any legal proceedings, including appellate and bankruptcy proceedings. Maker hereby waives presentment, protest, notice of dishonor, and notice of protest.




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         Venue for any legal proceeding arising under this Note shall be in the courts located in Hillsborough County, Florida and Maker and Holder waive any right to sue or be sued in any other venue unless it shall be lawfully required that venue for any legal proceeding lie elsewhere.

         Upon the occurrence of a Default, interest shall accrue hereunder at the rate of twelve percent (12%), from the date that is five days after the occurrence of the Default. Nothing herein contained shall require Maker to pay interest at a greater rate than shall be lawful.

         This Note may not be altered except by written agreement or discharge signed by the Holder. Any forbearance by Holder in the exercise of any right or remedy shall not constitute a waiver of or preclude the exercise of any right or remedy. Acceptance by Holder of any payment hereunder after the due date of such payment shall not constitute a waiver of Holder's right to require prompt payment when due of all other sums payable hereunder or to declare a Default hereunder for any subsequent late payment.

         Each notice, demand, or consent required or permitted hereunder shall be given in writing and, if given by Holder, will be delivered to Maker at the address set forth above and, if given by Maker, will be delivered to Holder at the address set forth above. A notice validly given will be effective (i) on receipt of hand delivery; or (ii) three (3) business days after mailing by certified or registered mail, return receipt requested, with sufficient postage thereon prepaid; or (iii) one business day after deposit with an overnight courier service.

         IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.

                                         THE ASHLEY MARIE MUSOLINO IRREVOCABLE
                                         TRUST, u/t/d/ 10/6/97

                                         BY: /s/ Geoffrey Todd Hodges
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                                             Geoffrey Todd Hodges, Trustee




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